Exhibit 10.15

REVLON EXECUTIVE BONUS PLAN

(Effective as of January 1, 2005)

1.   Purpose.    The purpose of this Revlon Executive Bonus Plan is to provide an annual cash incentive program intended to:

•	reinforce the Company's strategic principles and goals and each eligible individual's role in achieving them;

•	attract, retain and motivate the executive human resources necessary to operate the Company;

•	encourage improved profitability, return on investment and growth of the Company, including shareholder value;

•	reflect the Company's commitment to pay for performance; and

•	in the case of Covered Employees, be directly related to the Company's performance results and be contingent upon the achievement of certain corporate goals during any Performance Period for which the Plan is intended to satisfy the requirements of Section 162(m) of the Code.

2.   Definitions.    The following terms, as used in this Bonus Plan, have the following meanings:

"Award" means an incentive compensation award, granted pursuant to this Plan, which is contingent upon the attainment of Performance Factors with respect to a Performance Period.

"Board" means Revlon, Inc.'s Board of Directors.

"Business Unit" means a Group or Division, product line or any combination thereof.

"Code" means the Internal Revenue Code of 1986, as amended.

"Committee" means the Compensation and Stock Plan Committee of the Board, or such other committee or sub-committee as may be appointed by either the Board or the Compensation and Stock Plan Committee of the Board to administer this Plan in accordance with Section 3 of this Plan, provided however, that, in respect of the administration of any Award that is intended to satisfy Section 162(m) of the Code, such administration may be done by a sub-committee or sub-group of two directors, each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code.

"Company" means Revlon Consumer Products Corporation, a Delaware corporation, and its participating affiliates.

"Covered Employee" has the meaning set forth in Section 162(m)(3) of the Code.

"Disability" means permanent disability, as determined pursuant to the Company's long-term disability plans or policies in effect at the time of such disability and applicable to a Participant.

"Division" means any of the Company's business units that may be designated as a division for purposes of this Plan from time to time.

"Eligible Employee" means (i) an employee of the Company whose position is classified under the Company's exempt salary program in salary grades 9 and above (or the equivalent of such grades) and who does not participate in the Company's sales incentive plan, (ii) a country general manager and any other key executive of the Company's operations outside the United States who does not participate in a local incentive plan, and (iii) such other employees of the Company as the Committee may designate from time to time.

"Good Reason" means "good reason," as defined in the Company's Executive Severance Policy (as it may be amended from time to time).

"Group" means a major business unit of the Company reporting directly to the Company level.

"Participant" means, with respect to any respective Performance Period, each Eligible Employee who receives (or is eligible to receive) an Award in accordance with Section 4 of this Plan.

"Performance Factors" means the criteria and objectives determined by the Committee, which must be met during a Performance Period as a condition of payment of an Award to a Participant. Performance Factors may include any or all of the following, or any combination thereof:

(a)	stock price;

(b)	fair market value;

(c)	book value;

(d)	third party appraised value;

(e)	market share;

(f)	total shareholder return;

(g)	earnings per share;

(h)	cash flow;

(i)	return on equity, assets, capital or investment;

(j)	net income;

(k)	operating profit or income;

(l)	operating income before restructuring charges, plus depreciation and amortization other than relating to early extinguishment of debt and debt issuance costs;

(m)	gross or net sales;

(n)	expense targets;

(o)	working capital targets, including, without limitation, those relating to inventory, accounts receivable and/or capital and display spending;

(p)	operating margin;

(q)	productivity improvement;

(r)	cost or expense reduction;

(s)	gross margin;

(t)	earnings before all or any of interest, taxes, depreciation and/or amortization ("EBIT", "EBITA," "EBITDA" or as may otherwise be adjusted by the Company);

(u)	revenue;

(v)	unit sales;

(w)	earnings from continuing operations;

(x)	asset management (e.g., inventory and receivable levels);

(y)	planning accuracy (as measured by comparing planned results to actual results);

(z)	customer satisfaction based on market share or other relevant factors;

(aa)	implementation or completion of critical projects or processes, including, without limitation, growth in consumption of the Company's products, new product development, asset dispositions, engaging in capital markets transactions to refinance all or a portion of the Company's indebtedness, reduce interest expense or otherwise strengthen the Company's balance sheet, reduction in Selling, General and Administrative expenses, ensuring Company products are in stock at retail or plant consolidations, and improvement in employee satisfaction surveys with quantifiable results; and

(bb)	management of employees, including development and succession planning processes based on achievement of determinable results from such activities and processes.

Performance Factors may relate to the performance of the Company, a Subsidiary or any portion of a Business Unit, and may be expressed on an aggregate, per share (outstanding or fully diluted), per unit or other basis. The Committee, in its sole discretion, may determine to express Performance Factors, among other methods, in terms of attaining a specified level of a particular criteria, attainment of a percentage increase or decrease in a particular criteria, or as applied to the performance of the Company, a Subsidiary or a Business Unit, relative to a market index, a group of other companies (or their subsidiaries, business units or product lines) or a combination thereof, or otherwise.

Subject to final review and approval by the Committee, Performance Factors (other than with respect to Covered Employees during any Performance Period for which the Plan is intended to satisfy the requirements of Section 162(m) of the Code) may also be developed by each Company Department Head and approved by the Company's President and Chief Executive Officer, the Company's senior-most Human Resources executive officer and the Chief Financial Officer of the Company. In addition, Performance Factors (other than with respect to Covered Employees during any Performance Period for which the Plan is intended to satisfy the requirements of Section 162(m) of the Code) may be based on personal performance objectives that are specific to each individual and that are based upon, among other things, contribution to specific projects and/or overall performance, as measured under the Company's performance evaluation process as in effect from time to time. Personal performance objectives may be developed by each Participant's Department Head, approved by the Company's senior-most Human Resources executive officer (or his designee) and reviewed with the Participant.

Performance Factors may include:

(i)	a threshold level of performance below which no payment shall be made;

(ii)	levels of performance below the target level but above the threshold level at which specified percentages of the Award shall be paid;

(iii)	a target level of performance at which the full Award shall be paid;

(iv)	levels of performance above the target level but below the maximum level at which specified multiples of the Award shall be paid; or

(v)	a maximum level of performance above which no additional payment shall be made.

Performance Factors may also specify that payments for levels of performance between specified levels will be interpolated.

The Committee (subject to its power to delegate pursuant to Section 3(c) of the Plan) shall have the sole discretion to determine whether, or to what extent, Performance Factors are achieved, provided, however, that the Committee shall have the authority to make appropriate adjustments in Performance Factors under an Award to reflect the impact of "extraordinary items" not reflected when such goals were established. For purposes of this Plan, "extraordinary items" means:

(1)	any profit or loss attributable to acquisitions or dispositions of stock or assets;

(2)	any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board, or adopted by the Company or its Subsidiaries after the goal is established;

(3)	all items of gain, loss or expense for the year related to the Company's restructuring charges;

(4)	all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of assets;

(5)	all items of gain, loss or expense for the year related to discontinued operations;

(6)	the impact of capital expenditures;

(7)	the impact of share repurchases and other changes in the number of outstanding shares;

(8)	the impact of foreign exchange rates;

(9)	all items of gain, loss or expense for the year related to changes in customer business models, to the extent permissible under Section 162(m) of the Code;

(10)	such other items as may be prescribed by Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto; and

(11)	such other items required by applicable law, regulation or rule.

"Performance Period" means the calendar year or any other period the Committee may determine, provided, however, that a Performance Period for a Participant who becomes employed by the Company during an on-going Performance Period may be a shorter period that commences with such employee's date of commencement of employment.

"Plan" means this Revlon Executive Bonus Plan (as in effect from time to time).

"Retirement" means the voluntary termination of a Participant's employment on or after the later of the date the Participant attains age 62 or the fifth anniversary of the date such Participant commenced employment with the Company.

"Section 162(m) of the Code" shall mean such section of the Code (as it may be amended, revised, changed or replaced with successor rules).

"Subsidiary" means any company, partnership, limited liability company, business or entity (other than the Company) of which at least 50% of the combined voting power of its voting securities is, or the operations and management are, directly or indirectly controlled by the Company.

3.   Administration.

(a) In General.    The Plan shall be administered by the Committee. The Committee shall have the authority, in its sole discretion (but subject to and not inconsistent with the terms of this Plan), to administer this Plan and to exercise all powers and authorities either specifically granted to it under this Plan or necessary or advisable in the administration of this Plan. The Committee's authority includes, without limitation, the authority to:

(i)	grant Awards;

(ii)	determine the Eligible Employees to whom and the time or times at which Awards shall be granted;

(iii)	determine the amount of Awards, which may be stated in dollars or, provided a maximum Award amount is specified, as a percentage of base salary or otherwise;

(iv)	determine the terms, conditions, restrictions and performance criteria, including Performance Factors, relating to any Award;

(v)	determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered;

(vi)	make adjustments in the Performance Factors in recognition of "extraordinary items" (as defined above);

(vii)	construe and interpret this Plan and any Award;

(viii)	prescribe, amend and rescind rules and regulations relating to this Plan; and

(ix)	make all other determinations deemed necessary or advisable for the administration of this Plan.

(b) Committee Members.    The Committee shall consist of two or more persons. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant).

(c) Delegation.    Except with respect to Covered Employees during any Performance Period for which the Plan is intended to satisfy the requirements of Section 162(m) of the Code, or as otherwise required for compliance with other applicable law or applicable exchange listing requirements, the Committee may delegate any or all of its authority under this Plan to any employee or committee of employees of the Company, including but not limited to, the Chief Executive Officer. Any such delegate shall have all of the rights, obligations, discretion and protection otherwise applicable to the Committee under this Plan.

4.   Eligibility.    The Committee shall designate the Eligible Employees. In determining Eligible Employees and the Performance Factors relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant while accomplishing the purposes of this Plan. Unless the Committee otherwise determines and except as provided in Sections 6(c), (d) or (e) of this Plan, no person may participate in the Plan or receive any Award under this Plan unless he or she is actively employed as of the date of payment of an Award and shall have signed and shall be in full compliance with (A) the Company's Employee Agreement as to Confidentiality and Non-Competition and the Company's Code of Business Conduct (as each may be amended from time to time by the Company) and (B) to the extent applicable, any applicable employment agreement.

5.   Terms of Awards.

(a) In General.    Not later than 90 days after the beginning of a Performance Period (or, if earlier, on or prior to the date on which 25% of the Performance Period has elapsed) or such shorter period, if any, as may be required by applicable law, including Section 162(m) of the Code, the Committee shall specify in writing, by resolution of the Committee or other appropriate action, the Participants for such Performance Period and the Performance Factors applicable to each Award for each Participant with respect to such Performance Period, provided, however, that with respect to any Participants who are not Covered Employees or for any Performance Period for which the Plan is not intended to satisfy the requirements of Section 162(m) of the Code, the Committee shall make such written specification either within 90 days after the beginning of a Performance Period or as soon as practicable thereafter. Awards, including the terms and conditions of such Awards, shall be communicated to Participants in such form as the Committee from time to time approves. Unless otherwise provided by the Committee in connection with specified terminations of employment, or except as set forth in Section 6 of this Plan, payment in respect of Awards shall be made only to the extent that the Committee determines that the Performance Factors with respect to such Performance Period have been attained.

(b) Special Provisions Regarding Awards.    Notwithstanding anything to the contrary contained in this Plan, in no event shall payment in respect of Awards granted to any Participant for any one annual period exceed $3.5 million. The Committee may, in its sole discretion, decrease the amount of an Award payable upon attainment of specified Performance Factors, but in no event may the Committee increase the amount of an Award payable upon attainment of specified Performance Factors to a Covered Employee in respect of any Performance Period for which the Plan is intended to satisfy the requirements of Section 162(m) of the Code.

6.   Time and Form of Payment.

(a) In General.    Except as may otherwise be provided or permissible to satisfy the requirements of the Code or other applicable laws, all payments in respect of Awards for a Performance Period shall be made, in cash, within two and one half months after the end of a Performance Period.

(b) Covered Employees.    In addition to the provisions set forth in subsection 6(a) above, in the case of Participants who are Covered Employees, unless otherwise determined by the Committee, such payments shall be made only after achievement of the Performance Factors have been certified by the Committee.

(c) Actively Employed Employees.    Unless otherwise provided by the Committee, and except as provided in the following sentence, a Participant must be actively employed by the Company as of the date of payment of an Award in order to be eligible to receive payment in respect of such Award. With respect to any Participant whose employment is terminated at any time after the beginning of a Performance Period as a result of death, Disability, Retirement, or by the Company without Good Reason or similar cause, the Committee may (but has no obligation to), in its sole discretion, determine to provide such Participant payment under his or her Award for such Performance Period at the time payment is made to other Participants in respect of such Performance Period (which payment may be prorated, if the Committee so provides, based on the number of days such Participant was employed during such Performance Period, or as the Committee otherwise determines is appropriate).

(d) Transferred Employees; Change of Assignment.    If a Participant has a change of assignment or transfer during a Performance Period, the Committee may, in its sole discretion, determine that such Participant's Award be calculated for each position on a pro-rated basis. Similarly, the Committee may, in its sole discretion, determine that an Eligible Employee who is newly hired or who becomes eligible to join this Plan after the start of the Performance Period, shall be eligible for a pro-rated Award based on the percentage of the Performance Period actually worked while a Participant.

(e) Leaves of Absence.    If a Participant takes an approved leave of absence of more than three months during all or part of a Performance Period, the Committee may, in its sole discretion, determine that such Participant shall be eligible for a pro-rated Award based on the percentage of the Performance Period actively employed.

7.   General Provisions.

(a) Compliance with Legal Requirements.    This Plan and the granting and payment of Awards and the other obligations of the Company under this Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b) Nontransferability.    Awards shall not be transferable by a Participant, except upon a Participant's death following the end of a Performance Period but prior to the date payment is made, in which case the Award shall be transferable in accordance with any beneficiary designation made by the Participant in accordance with Section 7(i) or, in the absence thereof, by will or the laws of descent and distribution. No Participant's rights under the Plan may be assigned, attached, pledged or alienated by operation of law or otherwise.

(c) No Right To Continued Employment.    Nothing in this Plan or in any Award granted pursuant to this Plan shall confer upon any Participant the right to continue in the Company's employ or to be entitled to any remuneration or benefits not set forth in this Plan, or to interfere with or limit in any way whatever rights the Company may otherwise have to terminate such Participant's employment or change such Participant's remuneration or otherwise establish the terms and conditions of such Participant's employment.

(d) Withholding Taxes.    Where a Participant or other person is entitled to receive a payment pursuant to an Award, the Company shall have the right either to deduct from the payment, or to require the Participant or such other person to pay to the Company prior to delivery of such payment, an amount sufficient to satisfy any federal, state, local or other withholding tax requirements related thereto.

(e) Amendment, Termination and Duration of the Plan.    The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate this Plan, in whole or in part, provided, however, that no amendment that requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the Company's stockholders. Notwithstanding the foregoing, no amendment shall adversely affect any of the rights of any Participant under any Award following the end of the Performance Period to which such Award relates, provided, however, that the exercise of the Committee's discretion pursuant to Section 5(b) of this Plan to increase or decrease the amount of an Award shall not be deemed an amendment of this Plan.

(f) Participant Rights.    No Participant shall have any claim to be granted any Award under this Plan, and there is no obligation for uniformity of treatment for Participants.

(g) Unfunded Status of Awards.    The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in this Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(h) Governing Law.    This Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

(i) Beneficiary.    A Participant may file a written designation of a beneficiary with the Committee (on a form as may be prescribed by the Committee), solely to specify that an Award to such Participant may be transferable upon such Participant's death following the end of a Performance Period but prior to the date payment is made pursuant to this Plan. A Participant may, from time to time, amend or revoke any such designation. If no designated beneficiary survives the Participant and an Award is payable to the Participant's beneficiary pursuant to Section 7(b) of this Plan, the executor or administrator of the Participant's estate shall be deemed to be the grantee's beneficiary.

(j) Interpretation.    This Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions of this Plan shall be construed in a manner to so comply.

(k) Effective Date.    This Plan shall be effective as of January 1, 2005, provided, however, that this Plan shall be subject to approval of the Company's stockholders at the annual meeting of the Company's stockholders to be held in 2005 (or any adjournment thereof) as is required to satisfy the conditions of Section 162(m) of the Code. In the absence of such approval, this Plan (and any Awards made pursuant to this Plan prior to the date of such approval) shall be null and void.